Attachment to N-SAR Sub-Item 77I (KYN)

On or about March 21, 2012, the Registrant completed the issuance and sale of $120 million aggregate liquidation preference of Series E Mandatorily Redeemable Preferred Shares with a term redemption date of April 1, 2019, liquidation preference $25.00 per share and a dividend rate equal to 4.25% per annum in a public offering.

On or about May 3, 2012, the Registrant completed the issuance and sale of (i) $14 million aggregate principal amount 2.46% Series X Senior Unsecured Notes due May 3, 2015, (ii) $20 million aggregate principal amount 2.91% Series Y Senior Unsecured Notes due May 3, 2017, (iii) $15 million aggregate principal amount 3.39% Series Z Senior Unsecured Notes due May 3, 2019, (iv) $15 million aggregate principal amount 3.56% Series AA Senior Unsecured Notes due May 3, 2020, (vi) $35 million aggregate principal amount 3.77% Series BB Senior Unsecured Notes due May 3, 2021, and $76 million aggregate principal amount 3.95% Series CC Senior Unsecured Notes due May 3, 2022 in a private placement.